                                                                    EXHIBIT L.20
                               PURCHASE AGREEMENT



         AGREEMENT dated this 2nd day of January 1998, by and between Armada Funds (the "Trust"), a Massachusetts business trust, and SEI Investments Distribution Co. ("SEI"), a Massachusetts corporation.

         1. The Trust hereby offers SEI and SEI hereby purchases one Special Series 2 share of each class of beneficial interest (no par value per share) representing interests in the Trust's Money Market Fund at a price of $1.00 per share and in the Small Cap Value, Equity Growth, Equity Income, Small Cap Growth, International Equity, Core Equity, Intermediate Bond, and Bond Funds at a price of $10.00 per share (collectively known as "Shares").

         2. SEI hereby acknowledges receipt of one Share. The Trust hereby acknowledges receipt from SEI of funds in the amount of $1.00 or $10.00 (as indicated above) for such Share.

         3. SEI represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

         4. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of January, 1998.


                                           ARMADA FUNDS
Attest:

                                  By:      /s/ Herbert R. Martens, Jr.
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                                           Herbert R. Martens, Jr., President


                                           SEI INVESTMENTS DISTRIBUTION CO.
Attest:

/S/ Michael Bellopede             By:      /s/ Lynda J. Striegel
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                                  Title:   Vice President
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